Exhibit 10.54

7th October 2015

PRIVATE & CONFIDENTIAL

George Fairweather

Dear George,

Your Corporate Travel & Expense support for Walgreens Boots Alliance, Inc.

This letter is to confirm the terms which will apply to you as you travel between the United Kingdom and the United States in your role as Executive Vice President and Global Chief Financial Officer for Walgreens Boots Alliance, Inc. (WBA). This support is directly related to all business travel and does not constitute an assignment or secondment. The support consists of tax support and equalization and may also include allowances and reimbursements consistent with the WBA business travel guidelines and is calculated using the same standards and basis for global assignments.

1.	Duration of and terms applicable to this co-location support

(a)	As a Section 16 Officer for WBA, the start and continuation of the co-location support is contingent upon approval of the WBA Board of Directors Compensation Committee.

(b)	The support will be retroactively applied from 1 January, 2015, and will continue as long as you are employed in this role, or until it is no longer approved by the Company.

2.	Tax and social security

(a)	WBA will “Tax Equalise” you on your travel and accommodation expenses incurred which are necessary in undertaking duties of your global employment.
WBA will calculate the UK tax and National Insurance contributions, which would be due in respect of the Tax Equalised Amounts if you were working in the UK (your “UK Hypothetical Tax”).

The Tax Equalised Amounts will be increased or decreased such that, after deduction of any UK and US income tax and social security contributions which actually apply to the Tax Equalised Amounts, the sums due to you will be equal to the sums which would have been due if UK Hypothetical Tax had been deducted instead.  (Please note that Tax Equalisation will not take account of the impact of your travel on your personal investments.)

(b)	You will be provided a tax consultant (see section d, below). However, it is your responsibility to comply with UK and US tax laws and to ensure that your tax returns are properly submitted within the relevant deadlines. It is also your responsibility to promptly recover any overpayment of tax or social security contributions made to any relevant authority for the benefit of WBA and to pay over any such sums recovered to WBA promptly.

(c)	You are eligible to receive tax advice annually at WBA’s expense, from tax advisers nominated by WBA from time to time (and subject to such financial and/or other conditions as WBA may from time to time impose) in respect of both UK and US tax returns relating to this program. Such advice will be provided in relation to remuneration from your employment only. WBA will not pay for additional tax planning advice, for example in relation to personal investments. Any penalties or interest charges incurred because you fail to provide information or documentation requested by the nominated tax adviser promptly will be your responsibility. WBA will not reimburse you in respect of any such costs.

(d)	If your employment terminates on resignation the cost of any subsequent advice provided to you in respect of tax return preparation may be your responsibility and no reimbursement will be made by WBA. If this agreement results in a repayment of UK taxes, WBA advisers will calculate the split between the amount due to you and the portion payable to WBA. WBA reserves the right to make deductions in accordance with paragraph 4 in this regard.

3.	Deductions

By signing this agreement you authorise WBA to deduct from your remuneration or other sums owed to you by WBA (whether during or after termination of your employment) all sum(s) due from you to WBA, without prejudice to Company’s other rights and remedies.

4.	Business expenses

You will be reimbursed in respect of expenses incurred wholly and necessarily in the proper performance of your duties in accordance with WBA’s policy from time to time.  Your expenses will be reimbursed by WBA on behalf of WBA in monthly in arrears, provided that you have supplied evidence satisfactory to WBA that the expenditure has been properly incurred in good time.

Please would you sign, date and return to me the duplicate copy of this letter to confirm that you have read, understand and agree to its contents.  The additional copy is for you to keep.

Yours sincerely,

/s/  Thomas Sondergeld

Thomas Sondergeld
Vice President Global Benefits & Mobility
Walgreens Boots Alliance, Inc.

I confirm that I have read, understand and agree to be bound by the contents of this support agreement.

George Fairweather

/s/  George Fairweather
Signed

28 October 2015
Date signed